Exhibit 99.1

Lawson Products Reports Second Quarter Results

PR Newswire -- July 21, 2003

      DES PLAINES, Ill., July 21 /PRNewswire-FirstCall/ -- Lawson Products, Inc. (Nasdaq: LAWS) reported second quarter 2003 net sales of $97.1 million, a decrease of 2.8% from second quarter 2002 net sales of $99.9 million. Net sales for the six-month period ended June 30, 2003, declined 1.3% to $193.2 million from $195.6 million for the same period last year.

      The OEM segment reported net sales increases of 1.8% to $16.9 million for the second quarter and 2.6% to $33.5 million for the first six months of 2003. Net sales for the MRO segment were $80.2 million for the second quarter and $159.7 million for the six-month period ended June 30, 2003, decreases of 3.7% and 2.0%, respectively.

      In the second quarter, the Company incurred a special pre-tax charge of $1.2 million ($.8 million after tax) related to the severance and retirement of certain management personnel. Including that special charge, net income for the second quarter of 2003 decreased 11.8% to $4.1 million compared to $4.7 million in the same period last year. For the six-month period ended June 30, 2003, net income was $7.9 million compared to $8.5 million in the first six months of 2002, a decrease of 7.4%. The principal reason for the decrease was the mentioned special charge. Net income per share was $.44 for the quarter and $.83 for the six-month period, decreases of 10.2% and 5.7%, respectively when compared to the same periods last year.

      Robert J. Washlow, Chairman of the Board and CEO, commented, "Economic conditions in many markets we serve in the U.S. are challenging at this time. Nonetheless, we continue to make every effort to support our sales force and many within our domestic sales organizations have improved their productivity this year. We are also continuing with our efforts to reduce operating costs as a percentage of sales, and as noted from the improvement in our 'pre-special charge' net income, we are beginning to realize the benefit from this effort. We believe these efforts, along with related initiatives, will provide a strong foundation for growth in sales and net income."

      Lawson Products is an international seller and distributor of systems, services and products to the industrial, commercial and institutional maintenance, repair and replacement marketplace. The Company also manufactures, sells and distributes production and specialized component parts to the original equipment marketplace, including the automotive, appliance, aerospace, construction and transportation industries.

      This press release, including Mr. Washlow's statements, contains historical information and forward-looking statements and opinions.
Statements looking forward in time are included in this press release pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors that could cause actual results to differ materially from those described in the forward-looking statements include increased competition, seasonality, effectiveness of our sales and marketing programs, or an economic downturn.

                    LAWSON PRODUCTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED SUMMARY OF OPERATIONS
                                 (UNAUDITED)

                                                Three Months Ended June 30,
                                              2003          2002     % Change

    Net Sales                              $97,108,559   $99,890,723    -2.8%

    Income
     Before Taxes (a)(b)                     6,705,002     8,055,884   -16.8%

    Provision
     for Income Taxes                        2,564,000     3,360,000

    Net Income (a)(b)                       $4,141,002    $4,695,884   -11.8%

    Net Income per share of Common Stock:
         Basic                                   $0.44         $0.49   -10.2%
         Diluted                                 $0.44         $0.49   -10.2%

    Weighted Average Shares Outstanding:
         Basic                               9,490,111     9,610,557
         Diluted                             9,505,609     9,643,310


                                                  Six Months Ended June 30,
                                                2003          2002    % Change

    Net Sales                               $193,183,669  $195,636,332  -1.3%

    Income
     Before Taxes (a)(b)                      13,326,173    14,465,715  -7.9%

    Provision
     for Income Taxes                          5,427,000     5,938,000

    Net Income (a)(b)                         $7,899,173    $8,527,715  -7.4%

    Net Income per share of Common Stock:
         Basic                                     $0.83         $0.89  -6.7%
         Diluted                                   $0.83         $0.88  -5.7%

    Weighted Average Shares Outstanding:
         Basic                                 9,491,325     9,618,650
         Diluted                               9,509,183     9,646,644

     (a) The Company used estimated gross profit rates in 2002 to determine inventories and cost of goods sold during interim periods.

     (b) In the second quarter of 2003, the Company recorded a special pre-tax charge of $1,246,000, having an after-tax effect of $751,000, for the severance and retirement of certain management personnel.

SOURCE  Lawson Products, Inc.
    -0-                             07/21/2003
    /CONTACT: Joseph Pawlick, Senior Vice President Accounting of Lawson Products, Inc., +1-847-827-9666/
    (LAWS)